UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G
Under The Securities Exchange Act Of 1934
(Amendment No.    )*

CHITTENDEN CORPORATION
(Name of Issuer)

COMMON STOCK $1.00 PAR VALUE
(Title Class Of Securities)

170228100
(CUSIP Number)


*The remainder of this cover page shall be filled out for a Reporting person's initial filing on this form with respect to the
Subject class of securities, and for any subsequent amendment
Containing information which would alter the disclosures provided
In a prior cover page.

The information required in the remainder of this cover page shall
Not be deemed to be "filed" for the purpose of section 18 of the
Securities exchange act of 1934 ("act") or otherwise subject to the
Liabilities of that section of the act but shall be subject to all
Other provisions of the act (however, see the notes).


CUSIP No. 170228100             13G

1.  NAME OF REPORTING PERSON:  Estabrook Capital Management
Inc.

    SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON: 13-2670934

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

                                   A __
                                             B __

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION: INCORPORATED IN
DELAWARE, USA

5.  SOLE VOTING POWER: 0 SHARES

6.  SHARED VOTING POWER: 873,486 SHARES

7.  SOLE DISPOSITIVE POWER: 873,486 SHARES

8.  SHARED DISPOSITIVE POWER: 0 SHARES

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON: 873,486 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
    SHARES*  N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   7.54%

12. TYPE OF REPORTING PERSON*:  IA

ITEM 1.
  (A) NAME OF ISSUER: CHITTENDEN CORPORATION

  (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
         TWO BURLINGTON SQUARE, BURLINGTON, VT 05401

ITEM 2.
  (A) NAME OF PERSON FILING: ESTABROOK CAPITAL MANAGEMENT
INC.

  (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE
      430 PARK AVENUE, SUITE 1800, NEW YORK, NY  10022

  (C) CITIZENSHIP: INCORPORATED IN DELAWARE, USA

  (D) TITLE OF CLASS OF SECURITIES: COMMON STOCK $1.00 PAR
VALUE

  (E) CUSIP NUMBER: 170228100

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-
1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

  (E)   _X_ INVESTMENT ADVISER REGISTERED UNDER SECTION 203
OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.  OWNERSHIP
  (A)    AMOUNT BENEFICIALLY OWNED: 873,486 SHARES
  (B)    PERCENT OF CLASS: 7.5%
  (C)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
      (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE 0 SHARES
     (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE 873,486
SHARES
    (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF 873,486 SHARES
    (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE
DISPOSITION OF 0  SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON. N/A

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE
SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
THE PARENT HOLDING COMPANY  N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
THE GROUP    N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP   N/A

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF
THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY
KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED
FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE
NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS
STATEMENT
IS TRUE, COMPLETE AND CORRECT.

March 26, 1998

/s/ ROY Y. WILLIAMSON

Estabrook Capital Management Inc.

ROY Y. WILLIAMSON, CORPORATE SECRETARY